Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2016 RESULTS

BOSTON, MA (10/20/16) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2016 net revenue of $253.4 million, a decrease of $39.7 million or 14% from the third quarter of 2015, mainly due to a decline in shipments of 12% and decreased revenue per barrel due to product mix. Net income for the third quarter was $31.5 million, or $2.48 per diluted share, a decrease of $0.37 per diluted share from the third quarter of 2015. This decrease was primarily due to decreases in net revenue and a decrease in gross margin, partially offset by decreased advertising, promotional and selling expenses.

Earnings per diluted share for the 39-week period ended September 24, 2016 were $5.05, a decrease of $0.97 from the comparable 39-week period in 2015. Net revenue for the 39-week period ended September 24, 2016 was $687.1 million, a decrease of $57.7 million, or 8%, from the comparable 39-week period in 2015.

Highlights of this release include:

•	Depletions decreased 8% and 6% from the comparable 13 and 39 week periods in 2015.

•	Third quarter gross margin was 52.7% and year-to-date gross margin was 51.2%; with the Company maintaining its full-year gross margin target of between 50% and 52%.

•	Advertising, promotional and selling expense decreased by $14.4 million or 18% in the third quarter, primarily due to lower media spending and decreases in freight to distributors, as a result of lower volume and lower freight rates.

•	The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year, which included only 52 weeks.

•	Full-year 2016 year over year depletion and shipment change is now estimated at between minus 6% and minus 2%, a decrease of the range from the previously communicated estimate of between minus 4% and zero.

•	Full-year 2016 earnings per diluted share are now estimated at between $6.30 and $6.70, a decrease and narrowing of the range from the previously communicated estimate of $6.40 to $7.00.

•	Full-year 2016 capital spending is now estimated to be between $55 million and $65 million, a decrease of the range from the previously communicated estimate of $60 million to $70 million.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletion trends declined in the third quarter at a slightly faster rate as we lapped new beer launches from last year, and we saw a further slowdown in growth across the Craft brewing industry. I am energized by our team’s plans to return Samuel Adams to growth, that include investments in new packaging, new beers, a fifth seasonal and enhanced drinker communication. We continue to believe that we are well positioned to meet the challenges of this competitive environment, because of the quality of our employees, our beers, our innovation capability and our sales execution strength. Our strong financial position enables us to invest in growing our brands and creating new growth opportunities. A major packaging update for Samuel Adams Boston Lager has already shipped, to be followed by new Seasonal and Rebel packaging by the end of the fourth quarter, and we also expect to complete the national draft launch of Samuel Adams Rebel Juiced, a tropical IPA featuring citrusy hops in late October. In the early part of 2017, we are reimagining our seasonal program by adding two new beers; Samuel Adams Hopscape, a 30 IBU wheat ale with four types of West Coast hops for January and February 2017, and Samuel Adams Fresh as Helles, a helles lager with orange blossom petals for February and March 2017. We remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO stated, “Our third quarter depletions volume continued to be below our expectations, primarily due to decreases in our Samuel Adams, Angry Orchard, Coney Island and Traveler brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands. The comparative decline in the third quarter of 2016 for shipments and depletions was significantly impacted by the third quarter 2015 national launch of Coney Island Hard Root Beer and the loss of share due to new entrants in hard soda since the launch. We are happy with our Truly Spiked & Sparkling category leadership position, and are investing to grow this emerging category. However, we were disappointed during the quarter by cider category trends, and believe we have opportunities to increase visibility and disruption at retail for our cider packages. We have adjusted our expectations for 2016 full-year depletions growth and our earnings guidance to reflect our trends for the first nine months and our current view of the remainder of the year. We remain prepared to forsake short term earnings, as we invest to return to long-term profitable growth, commensurate with the opportunities and the increased competition that we see. We have provided our preliminary view of 2017 growth rates but these rates are difficult to predict and subject to reassessment, as current industry trends suggest slowing of category growth rates and the impact of increased competition, new introductions and retailer programming are all unclear. Long term, we remain optimistic for future craft and cider category growth.”

Mr. Roper went on to say, “I am pleased that during the quarter, Jonathan Potter joined our leadership team as CMO, bringing many years of relevant alcohol experience to Boston Beer. He has already moved to add leadership and experience to our digital efforts as part of our desire to build a world class brand team. He joins Frank Smalla our CFO, and Quincy Troupe our Senior Vice President Supply Chain, both hired earlier this year as we form a restructured leadership team to address the current challenges and deliver against our three strategic priorities. Our number one priority remains returning Samuel Adams and Angry Orchard to growth through our packaging, innovation, promotion and brand communication initiatives.

We are conducting a comprehensive review of our brand strategies and activation plans to ensure that our investments are effective and efficient in building long-term brand equities. Our second priority is a stepped up focus on cost savings and efficiency projects with a view to investing these savings into growing our brands. We have identified and are executing on cost savings projects throughout the organization while preserving our quality and service levels with a goal of increasing our gross margins by 1% a year over the next three years, ignoring mix or volume impacts. Our third priority is long term innovation, where our current focus is ensuring that Truly Spiked & Sparkling maintains its leadership position and reaches its full potential. I am very excited by the capabilities of our leadership team, and the energy of our organization as we address these priorities.”

3rd Quarter 2016 Summary of Results

Depletions decreased 8% from the comparable 13-week period in 2015.

Shipment volume was approximately 1.1 million barrels, a 12% decrease from the comparable 13-week period in 2015.

The Company believes distributor inventory levels at September 24, 2016 were appropriate. Inventory at distributors participating in the Freshest Beer Program at September 24, 2016 decreased slightly in terms of days of inventory on hand when compared to September 25, 2015. The Company has approximately 77% of its volume on the Freshest Beer Program.

Gross margin at 52.7% represented a decrease from the 53.6% margin realized in the third quarter of 2015, primarily due to product mix effects and unfavorable fixed cost absorption, partially offset by cost saving initiatives in the Company breweries and price increases.

Advertising, promotional and selling expenses decreased $14.4 million from the comparable 13-week period in 2015, primarily due to lower media spending and decreases in freight to distributors, as a result of lower volume and lower freight rates.

General and administrative expenses increased by $1.8 million from the comparable 13-week period in 2015, primarily due to increases in stock compensation and increases in salary and benefit costs.

Year to Date 2016 Summary of Results

Depletions decreased 6% from the comparable 39-week period in 2016, reflecting decreases in the Company’s Samuel Adams, Angry Orchard and Traveler brands, partially offset by increases in its Twisted Tea, Truly Spiked & Sparkling and Coney Island brands.

Shipment volume was approximately 3.0 million barrels, an 8% decrease from the comparable 39-week period in 2015.

Advertising, promotional and selling expenses decreased $23.5 million from the comparable 39-week period in 2015, primarily due to decreases in freight to distributors, as a result of lower volume and lower freight rates and lower media spending.

General and administrative expenses increased $9.4 million from the comparable 39-week period in 2015, primarily due to increases in stock compensation, salaries and benefits and facilities costs.

The Company expects that its September 24, 2016 cash balance of $77.3 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 24, 2016 and the period from September 25, 2016 through October 14, 2016, the Company repurchased approximately 807,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $138.4 million. As of October 14, 2016 the Company had approximately $196.5 million remaining on the $781.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 41-week period ended October 8, 2016 are estimated by the Company to have decreased approximately 6% from the comparable period in 2015.

2016 Outlook

The Company currently projects full year 2016 earnings per diluted share of between $6.30 and $6.70. The Company’s actual 2016 earnings per share could vary significantly from the current projection. The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year, which included only 52 weeks. Underlying the Company’s current 2016 projection are the following 53 week full-year estimates and targets:

•	Depletions and shipments percentage change of between minus 6% and minus 2%.

•	Price increases per barrel of between 1% and 2%.

•	Gross margin of between 50% and 52%.

•	Investments in advertising, promotional and selling expenses are forecasted between a decrease of $10 million and flat, a decrease in the range from the previously communicated estimate of between a decrease of $5 million and an increase of $5 million. This estimate does not include any increases or decreases in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 36%.

2017 Outlook

The Company is completing its 2017 planning process and will provide further detailed guidance when the Company presents its full-year 2016 results. The Company is currently using the following preliminary assumptions and targets for its 2017 fiscal year, which represents a 52-week fiscal year compared to the 53-week fiscal year in 2016:

•	Depletions and shipments percentage change of between minus low single digits and plus low single digits.

•	National price increases of between 1% and 2%.

•	Gross margin of between 51% and 53%. Increasing during the year due to progress on the cost initiatives.

•	Increased investment in advertising, promotional and selling expenses of between $10 million and $20 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 36.3%, excluding the impact of the new Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”) which is effective for the company on January 1, 2017. The Company is not currently planning to provide forward guidance on the impact that ASU 2016-09 will have on the Company’s 2017 financial statements and full-year effective tax rate as this will mainly depend upon unpredictable future events, including the timing and value realized upon exercise of stock options versus the fair value when those options were granted.

•	Estimated capital spending of between $40 million and $60 million, which could be significantly higher, if deemed necessary to meet future growth.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2015 and December 27, 2014. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, October 20, 2016

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 24,	September 26,	September 24,	September 26,
	2016	2015	2016	2015
Barrels sold	1,131	1,284	3,045	3,298
Revenue	$271,225	$312,638	$734,459	$794,193
Less excise taxes	17,792	19,544	47,383	49,392

Net revenue	253,433	293,094	687,076	744,801
Cost of goods sold	119,826	136,084	335,062	351,950

Gross profit	133,607	157,010	352,014	392,851
Operating expenses:
Advertising, promotional and selling expenses	63,817	78,205	186,318	209,823
General and administrative expenses	19,481	17,707	62,325	52,972
Impairment of assets	—	218	37	218

Total operating expenses	83,298	96,130	248,680	263,013

Operating income	50,309	60,880	103,334	129,838
Other income (expense), net:
Interest income (expense), net	22	—	65	7
Other income (expense), net	(169)	(527)	(594)	(798)

Total other income (expense), net	(147)	(527)	(529)	(791)

Income before income tax provision	50,162	60,353	102,805	129,047
Provision for income taxes	18,632	21,729	37,622	46,748

Net income	$31,530	$38,624	$65,183	$82,299

Net income per common share - basic	$2.53	$2.93	$5.16	$6.20

Net income per common share - diluted	$2.48	$2.85	$5.05	$6.02

Weighted-average number of common shares - Class A basic	9,018	9,655	9,191	9,667

Weighted-average number of common shares - Class B basic	3,367	3,467	3,367	3,539

Weighted-average number of common shares - diluted	12,641	13,507	12,853	13,602

Net income	$31,530	$38,624	$65,183	$82,299

Other comprehensive income:
Foreign currency translation adjustment	2	(14)	(90)	(13)

Comprehensive income	$31,532	$38,610	$65,093	$82,286

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 24,	December 26,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$77,266	$94,193
Accounts receivable, net of allowance for doubtful accounts of $74 and $244 as of September 24, 2016 and December 26, 2015, respectively	46,191	38,984
Inventories	57,232	56,462
Prepaid expenses and other current assets	12,505	12,053
Income tax receivable	5,038	14,928
Deferred income taxes	6,319	6,983

Total current assets	204,551	223,603
Property, plant and equipment, net	410,569	409,926
Other assets	8,692	8,188
Goodwill	3,683	3,683

Total assets	$627,495	$645,400

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$36,382	$42,718
Current portion of debt and capital lease obligations	60	58
Accrued expenses and other current liabilities	69,847	68,384

Total current liabilities	106,289	111,160
Deferred income taxes	60,801	56,001
Debt and capital lease obligations, less current portion	411	471
Other liabilities	9,751	16,547

Total liabilities	177,252	184,179
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,119,891 and 9,389,005 issued and outstanding as of September, 24 2016 and December 26, 2015, respectively	91	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,367,355 and 3,367,355 issued and outstanding as of September 24, 2016 and December 26, 2015, respectively	34	34
Additional paid-in capital	349,075	290,096
Accumulated other comprehensive loss, net of tax	(1,041)	(951)
Retained earnings	102,084	171,948

Total stockholders’ equity	450,243	461,221

Total liabilities and stockholders’ equity	$627,495	$645,400

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 24,	September 26,
	2016	2015
Cash flows provided by operating activities:
Net income	$65,183	$82,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,305	31,577
Impairment of assets	37	218
Loss on disposal of property, plant and equipment	553	342
Bad debt (recovery) expense	(170)	12
Stock-based compensation expense	8,122	5,218
Excess tax benefit from stock-based compensation arrangements	(12,387)	(13,113)
Deferred income taxes	5,464	(1,012)
Foreign currency transactions	(90)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,037)	(20,273)
Inventories	(2,897)	(6,010)
Prepaid expenses, income tax receivable and other assets	11,841	20,662
Accounts payable	(4,571)	12,167
Accrued expenses and other current liabilities	13,365	22,609
Other liabilities	(6,356)	7,777

Net cash provided by operating activities	108,362	142,473

Cash flows used in investing activities:
Purchases of property, plant and equipment	(37,108)	(55,606)
Proceeds from disposal of property, plant and equipment	4	—
Cash paid for acquisition of intangible assets	—	(100)
Decrease in restricted cash	62	57

Net cash used in investing activities	(37,042)	(55,649)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(138,055)	(83,794)
Proceeds from exercise of stock options	37,452	41,000
Payment of taxes related to exercise of stock options	(510)	—
Cash paid on note payable	(58)	(54)
Excess tax benefit from stock-based compensation arrangements	12,387	13,113
Net proceeds from sale of investment shares	537	1,121

Net cash used in financing activities	(88,247)	(28,614)

Change in cash and cash equivalents	(16,927)	58,210
Cash and cash equivalents at beginning of year	94,193	76,402

Cash and cash equivalents at end of period	$77,266	$134,612

Supplemental disclosure of cash flow information:
Income taxes paid	$21,939	$23,992

Income taxes refunded	$12,002	$17,225

Increase in accounts payable for purchase of property, plant and equipment	$1,235	$775

Decrease in accounts payable for repurchase of Class A Common Stock	$(3,000)	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com